EXHIBIT 10.28.2

AMENDMENT #1
BETWEEN
THE FLORIDA HEALTHY KIDS CORPORATION
AND
AMERIGROUP Florida, Inc.

     WHEREAS, FHKC did issue a Request for Proposals (“RFP”) in the Florida Healthy Kids Corporation’s (“FHKC”) Health Insurance Program inviting AMERIGROUP Florida, Inc. (“AmeriGroup”) as well as other entities, to submit a proposal for the provision of those comprehensive health care services set forth in the Request for Proposals; and

     WHEREAS, AMERIGROUP’S proposal in response to the Request for Proposals was selected through a competitive bid process as one of the most responsive bids; and

     WHEREAS, AMERIGROUP agrees that the Request for Proposals released by FHKC in April 2004 and AMERIGROUP’ S response to that RFP are incorporated by reference in this Amendment. If any conflict arises between the RFP or the AMERIGROUP’S response to the RFP and the Agreement executed by the parties as of October 1, 2003 (“Agreement”), the Agreement shall control, including any provisions specifically modified by this Amendment;

     WHEREAS, FHKC is desirous of using AMERIGROUP’S provider network to deliver comprehensive health care services to all eligible FHKC participants in the additional counties of Pasco and Polk;

     WHEREAS, FHKC and AMERIGROUP have previously executed an Agreement and have agreed to amend said Agreement to incorporate these new service areas and to incorporate other required contractual changes;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, the parties agree as follows:

The Agreement between FHKC and AMERIGROUP is hereby modified to include the following additional counties effective October 1, 2004: Pasco and Polk under the same terms of the Agreement except as otherwise provided herein.

II.	Section 2-6 is amended to read:

2-6 Marketing

FHKC will market the program primarily through the county school districts. FHKC agrees that AMERIGROUP shall be allowed to participate in any scheduled marketing efforts to include, but not be limited to, any scheduled

Amendment #1	Effective Date: October 1, 2004

Exhibit 10.28.2

open house type activities. However, AMERIGROUP is prohibited from any direct marketing to applicants or enrollees. AMERIGROUP may not utilize FHKC’s logo, name or corporate identity unless such activity or promotion has received prior written authorization from FHKC. Written authorization must be received for every individual activity.

III.	Section 3-3 is amended to read:

3-3 Fraud and Abuse

AMERIGROUP ensures that it has appropriate measures in place to ensure against fraud and abuse. AMERIGROUP shall report to FHKC any information on violations by subcontractors or participants that pertain to enrollment or the payment and provision of health care services under this Agreement.

AMERIGROUP agrees to allow FHKC access to monitor any fraud and abuse prevention activities conducted by AMERIGROUP under this Agreement.

Applicants and enrollees who are found to no longer be eligible, have submitted incorrect or fraudulent information or failed to submit required information for eligibility determination may be disenrolled immediately from the program by FHKC. Individuals who knowingly provided false information in order to obtain benefits under the Healthy Kids or KidCare Program may be subject to prosecution under section 414.39, Florida Statutes. Should the AMERIGROUP become aware of any such activity, the AMERIGROUP shall report its findings to FHKC for investigation.

IV.	Section 3-4 is amended to read: 3-4

Membership Materials

AMERIGROUP agrees that it shall not utilize the marketing materials, logos, trade names, service marks or other materials belonging to FHKC without FHKC’s consent that shall not be unreasonably withheld.

AMERIGROUP shall be responsible for all preparation, cost and distribution of member handbooks, plan documents, materials, and orientation, for FHKC participants. Materials will be appropriate to the population served and unique to the program. All membership materials and documents that are distributed to FHKC participants must be reviewed and approved by FHKC prior to distribution.

AMERIGROUP agrees to provide FHKC with a copy of all such documents on an annual basis for review.

V.	Section 3-6 is amended to read:

Amendment #1	Effective Date: October 1, 2004

Exhibit 10.28.2

3-6 Eligibility

AMERIGROUP agrees to accept those participants that FHKC has determined meet the program’s eligibility requirements. AMERIGROUP reserves the right to request that FHKC review the eligibility of a particular enrollee. FHKC shall ensure all records and findings concerning a particular eligibility determination will be made available with reasonable promptness to the extent permitted under section 624.91, Florida Statutes and section 409.821, Florida Statutes, regarding confidentiality of information held by FHKC and the Florida KidCare Program. AMERIGROUP agrees that the FHKC is the sole determiner of whether or not a child is eligible for the FHKC program.

VI. Section 3-15, subsection A is amended to read:

3-15	Notification

A.	AMERIGROUP shall immediately notify FHKC in writing of:

	1.	Any judgment, decree, or order rendered by any court of any jurisdiction or Florida Administrative Agency enjoining AMERIGROUP from the sale or provision of service under Chapter 641, Part II, Florida Statutes.

	2.	Any petition by AMERIGROUP in bankruptcy or for approval of a plan of reorganization or arrangement under the Bankruptcy Act or Chapter 631, Part I, Florida Statutes, or an admission seeking the relief provided therein.

	3.	Any petition or order of rehabilitation or liquidation as provided in Chapters 631 or 641, Florida Statutes.

	4.	Any order revoking the Certificate of Authority granted to AMERIGROUP.

	5.	Any administrative action taken by the Department of Financial Services or Agency for Health Care Administration in regard to AMERIGROUP.

	6.	Any medical malpractice action filed in a court of law in which a FHKC participant is a party (or in whose behalf a participant’s allegations are to be litigated).

	7.	The filing of an application for change of ownership with the Florida Department of Financial Services.

Amendment #1	Effective Date: October 1, 2004

8.	Any change in subcontractors who are providing services to FHKC participants.

9.	Any pending litigation or commencement of legal action involving the AMERIGROUP in which liability for or the AMERIGROUP’S obligation to pay could exceed $500,000 or 10% of the AMERIGROUP’S surplus.

VII.	Section 3-18, subsection D is amended to read:

3-18 Conditions of Services Services shall be provided by

AMERIGROUP under the following conditions:

D.	Emergency Services. Exceptions to Section 3-18 A, B and C are services which are needed immediately for treatment of an injury or sudden illness where delay means risk of permanent damage to the participant’s health. AMERIGROUP shall provide and pay for emergency services both inside and outside the service area.

VIII.	Section 3-22 is amended to read:

     3-22     Audits

3-22-1 Accessibility of Records

AMERIGROUP shall maintain books, records, documents, and other evidence pertaining to the administrative costs and expenses of the Agreement relating to the individual participants for the purposes of audit requirements. These records, books, documents, etc., shall be available for review by authorized federal, state and FHKC personnel during the Agreement period and five (5) years thereafter, except if an audit is in progress or audit findings are yet unresolved in which case records shall be kept until all tasks are completed. During the contract period these records shall be available at AMERIGROUP’S offices at all reasonable times. After the contract period and for five years following, the records shall be available at AMERIGROUP’S chosen location subject to the approval of FHKC. If the records need to be sent to FHKC, AMERIGROUP shall bear the expense of delivery. Prior approval of the disposition of AMERIGROUP and subcontractor records must be requested and approved if the contract or subcontract is continuous.

This agreement is subject to unilateral cancellation by FHKC if AMERIGROUP refuses to allow such public access.

Amendment 1	Effective Date: October 1, 2004

Exhibit 10.28.2

3-22-2	Financial Audit

Upon reasonable notice by FHKC, AMERIGROUP shall permit an independent audit by FHKC of its financial condition or performance standard in accordance with the provisions of this agreement and the Florida Insurance Code and regulations adopted thereunder.

Additionally, AMERIGROUP agrees to annually provide an audited financial statement to FHKC by July 1 of each year for the preceding fiscal year.

3-22-3	Post-Contract Audit

AMERIGROUP agrees to cooperate with the post-contract audit requirements of appropriate regulatory authorities and in the interim will forward promptly AMERIGROUP’S annually audited financial statements to the FHKC by the deadline stated in section 3-22-2.

In addition, AMERIGROUP agrees to the following:

AMERIGROUP agrees to retain and make available upon request, all books, documents and records necessary to verify the nature and extent of the costs of the services provided under this Agreement, and that such records will be retained and held available by AMERIGROUP for such inspection until the expiration of four (4) years after the services are furnished under this Agreement. If, pursuant to this Agreement and if AMERIGROUP’S duties and obligations are to be carried out by an individual or entity subcontracting with AMERIGROUP and that subcontractor is, to a significant extent, owns or is owned by or has control of or is controlled by AMERIGROUP, each subcontractor shall itself be subject to the access requirement and AMERIGROUP hereby agrees to require such subcontractors to meet the access requirement.

AMERIGROUP understands that any request for access must be in writing and contain reasonable identification of the documents, along with a statement as to the reason that the appropriateness of the costs or value of the services in question cannot be adequately or efficiently determined without access to its books or records. AMERIGROUP agrees that it will notify FHKC in writing within ten (10) days upon receipt of a request for access.

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Exhibit 10.28.2

VII.	Section 3-24 is amended to read:

3-24 Confidentiality of Information

AMERIGROUP shall treat all information, and in particular information relating to participants that is obtained by or through its performance under the Agreement, as confidential information to the extent confidential treatment is provided under state and federal laws. AMERIGROUP shall not use any information so obtained in any manner except as necessary for the proper discharge of its obligations and securement of its rights under the Agreement.

All information as to personal facts and circumstances concerning participants obtained by AMERIGROUP shall be treated as privileged communications, shall be held confidential, and shall not be divulged without the written consent of FHKC, the participant’s parent or guardian or the participant, provided that nothing stated herein shall prohibit the disclosure of information in summary, statistical, or other form which does not identify particular individuals. The use or disclosure of information concerning participants will be limited to purposes directly connected with the administration of the Agreement. It is expressly understood that substantial evidence of AMERIGROUP’S refusal to comply with this provision shall constitute a breach of contract.

VIII.	Exhibit A is amended as attached and incorporated herein.

IX.	Exhibit B, Paragraph 7 is amended to read:

7.	In accordance with state law, a minimum waiting period of sixty days will be imposed on those participants who voluntarily cancel their coverage by non-payment of the required monthly premium. Cancelled participants must request reinstatement from FHKC and wait at least sixty days from the date of that request before coverage can be reinstated.

X.	Exhibit E is hereby amended as attached and incorporated herein.

XI.	Exhibit F is hereby amended as attached.

XII.	This amendment shall be effective October 1, 2004.

All provisions in the contract and any attachments thereto in conflict with this amendment shall be and are hereby changed to conform with this amendment.

All provisions not in conflict with this amendment are still in effect and are to be performed at the level specified in the contract. This amendment and all of its attachments are hereby made a part of this contract.

Amendment #1	Effective Date: October 1, 2004

Exhibit 10.28.2

IN WITNESS WHEREOF, the parties hereto have caused this 12 page amendment to be executed by their officials thereunto duly authorized.

FOR AMERIGROUP Florida, Inc.:

Witness	Name:
Title:

FOR THE FLORIDA HEALTHY KIDS CORPORATION

Witness	Name:
Title:

Amendment #1	Effective Date: October 1, 2004

Exhibit 10.28.2

EXHIBIT A

HEALTH SERVICES AGREEMENT

I.	Premium Rate

The Comprehensive Health Care Services premium for participants in the Florida Healthy Kids Health Insurance Program for the coverage period October 1, 2004 through September 30, 2005 shall be:

Broward County:	$83.47 per member per month
Miami-Dade County:	$83.47 per member per month
Hillsborough County:	$69.15 per member per month
Orange County:	$70.64 per member per month
Palm Beach County:	$83.47 per member per month
Pasco County:	$62.23 per member per month
Polk County:	$62.23 per member per month
Pinellas County:	$69.15 per member per month

II.	Additional Requirements for Premium Rates

The rate listed in Paragraph I of this Exhibit also incorporates the following requirements:

A.	Minimum Medical Loss Ratio The minimum medical loss ratio shall be 85 percent.

B.	Maximum Administrative Component The maximum administrative cost for the premium listed in Section I of this Exhibit shall not exceed 15 percent.

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Exhibit 10.28.2

EXHIBIT E

ACCESS and CREDENTIALING STANDARDS

AMERIGROUP shall maintain a medical staff, under contract, sufficient to permit reasonably prompt medical service to all participants in accordance with the following:

1.	Physician and Facility Standards

A.	Physician and Medical Provider Standards

AMERIGROUP’ S primary care provider network shall include only board certified pediatricians and family practice physicians or physician extenders working under the direct supervision of a board certified practitioner to serve as primary care physicians in its provider network for County.

All Primary care physicians must provide covered immunizations to enrollees.

The AMERIGROUP may request that an individual provider be granted an exception to this policy by making such a request in writing to the Corporation and providing the provider’s curriculum vitae and a reason why the provider should be granted an exception to the accepted standard. Such requests will be reviewed by the Corporation on a case by case basis and a written response will be made to AMERIGROUP on the outcome of the request.

B.	Facility Standards

Facilities used for participants shall meet applicable accreditation and licensure requirements and meet facility regulations specified by the Agency for Health Care Administration.

2.	Geographical Access:

A.	Primary Care Providers

Geographical access to board certified family practice physicians, pediatric physicians, primary care dental providers or ARNP’s, experienced in child health care, of approximately twenty (20) minutes driving time from residence to provider, except that this driving time limitation shall be reasonably extended in those areas where such limitation with respect to rural residence is unreasonable. In such instance, AMERIGROUP shall provide access for urgent care through

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Exhibit 10.28.2

contracts with nearest providers.

B.	Specialty Physician Services

Specialty physician services, ancillary services and specialty hospital services are to be available within sixty (60) minutes driving time from the participant’s residence to provider. Driving time standards may be waived with sufficient justification if specialty care services are not obtainable due to a limitation of providers, such as in rural areas.

3.	Timely Treatment

Timely treatment by providers, such that the participant shall be seen by a provider in accordance with the following:

A.	Emergency care shall be provided immediately;

B.	Urgently needed care shall be provided within twenty-four (24) hours;

C.	Routine care of patients who do not require emergency or urgently needed care shall be provided within seven (7) calendar days;

D.	Routine physical examinations shall be provided within four (4) weeks of enrollee’s request; and,

E.	Follow-up care shall be provided as medically appropriate.

For the purposes of this section, the following definitions shall apply:

Emergency care is that required for the treatment of an injury or acute illness that, if not treated immediately, could reasonably result in serious or permanent damage to the patient’s health.

Urgently needed care is that required within a twenty-four (24) hour period to prevent a condition from requiring emergency care.

Routine care is that level of care that can be delayed without anticipated deterioration in the patient’s medical condition for a period of seven (7) calendar days.

By utilization of the foregoing standards, FHKC does not intend to create standards of care or access different from those that are deemed acceptable within the AMERIGROUP service area. Rather FHKC intends that the provider timely and appropriately respond to patient care needs, as they are presented, in accordance with standards of care existing within the service area. In applying the foregoing standards, the provider shall give due regard to the level of discomfort and anxiety of the patient and/or parent.

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Exhibit 10.28.2

In the event FHKC determines that AMERIGROUP, or its providers, has failed to meet the access standards herein set forth, FHKC shall provide AMERIGROUP with written notice of non-compliance. Such notice can be provided via facsimile or other means, specifying the failure in such detail as will reasonably allow AMERIGROUP to investigate and respond. Failure of AMERIGROUP to obtain reasonable compliance or acceptable community care under the following conditions shall constitute a breach of this agreement:

A.	immediately upon receipt of notice for emergency or urgent problem; er

B.	within ten (10) days of receipt of notice for routine visit access;

Such breach shall entitle FHKC to such legal and equitable relief as may be appropriate. In particular, FHKC may direct its participants to obtain such services outside the AMERIGROUP provider network as specified in Section 3-2-1 of this Agreement. AMERIGROUP shall be financially responsible for all services under this provision.

Amendment #1	Effective Date: October 1, 2004

Exhibit 10.28.2

EXHIBIT F

ELIGIBILITY STANDARDS

Participant Eligibility Criteria

The following eligibility criteria for participation in the Healthy Kids Program must be met:

1.	The participants must be children who are age 5 through 18. Participants who applied for coverage prior to July 1, 1998 and who had attained the age of 19 by March 31, 2004 are eligible for coverage through their 19th birthday.

In accordance with the terms of the Request for Proposals dated March 2003 and April 2004, some children may have age eligibility from age 18 months through age 4 depending on their county of residence.

2.	Participants must meet the eligibility criteria established under §624.91, Florida Statutes and as implemented by FHKC Board of Directors.

3.	Eligible participants may enroll during time periods established by FHKC Board of Directors and in accordance with §624.91, Florida Statutes.

4.	Determination of eligibility for the Healthy Kids program is made solely by the Florida Healthy Kids Corporation.

Amendment #1	Effective Date: October 1, 2004